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                                                                 EXHIBIT (a)(11)

CONTACT:  Tom Marder
          (301) 380-2253
          thomas.marder@marriott.com


MARRIOTT INTERNATIONAL AND ROCKLEDGE HOTEL PROPERTIES EXTEND TENDER OFFER UNTIL OCTOBER 24 FOR COURTYARD BY MARRIOTT LIMITED PARTNERSHIP AND COURTYARD BY MARRIOTT II LIMITED PARTNERSHIP

WASHINGTON, D.C. - Oct. 20, 2000 - Marriott International, Inc. (NYSE:MAR) and Rockledge Hotel Properties, Inc. announced today that CBM I Holdings LLC and CBM II Holdings LLC, wholly owned subsidiaries of a joint venture between Marriott International and Rockledge Hotel Properties, are each extending their respective offers to acquire all outstanding units of limited partnership interest of Courtyard by Marriott Limited Partnership ("Courtyard I") and Courtyard by Marriott II Limited Partnership ("Courtyard II") to 11:00 a.m., New York City time, on Tuesday, October 24, 2000. The offers were previously scheduled to expire at 5:00 p.m., New York City time, on Thursday, October 19, 2000.

The fairness of the terms of the Courtyard I settlement was approved by the court at a hearing held yesterday. It is currently anticipated that an order approving the Courtyard I and Courtyard II settlements will be entered at a hearing to be held on Tuesday, October 24.

According to Gemisys Corporation, the claims administrator for the purchase offers, as of 5:00 p.m., New York City time on October 19, approximately 812 Courtyard I units and 1211 Courtyard II units have been tendered and not withdrawn pursuant to the purchase offers, representing more than 70% and 80% of the outstanding Courtyard I units and Courtyard II units, respectively.

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MARRIOTT INTERNATIONAL, INC. (NYSE:MAR) is a leading worldwide hospitality company with over 2,000 operating units in the United States and 58 other countries and
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territories. The company is headquartered in Washington, D.C., and has approximately 151,000 employees.

ROCKLEDGE HOTEL PROPERTIES INC. is a Delaware corporation formed in connection with Host Marriott Corporation's (NYSE: HMT) reorganization of its business operations to qualify as a "real estate investment trust," or REIT, for federal income tax purposes.

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